Exhibit 99.2

Transcript: OCC – Q3 2020 Earnings Conference Call - 09/10/20 10:00 AM

C O R P O R A T E P A R T I C I P A N T S

Neil D. Wilkin Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

C O N F E R E N C E C A L L P A R T I C I P A N T S

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Maria, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation third quarter 2020 earnings conference call. (Operator Instructions).

Thank you. Mr. Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Good morning, and thank you all for participating on Optical Cable Corporation's third quarter of fiscal year 2020 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks, including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'd like to turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the third quarter results for the three-month and nine-month periods ended July 31, 2020, in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

2020 continues to be a challenging year for all of us. I want to thank the OCC team for its continued diligence in adhering to the precautions we have in place to keep OCC COVID free. It is through this diligence, both at work and at home, that we will continue to remain safe and healthy. We've taken a number of steps to ensure the health and safety of our employees and their families, and we've been able to mitigate the impact of COVID-19 on our employees and on day-to-day operations, which we have continued uninterrupted at all three of our locations, but at lower production volumes.

As I mentioned in our second quarter conference call, OCC is obligated and continues to operate during the COVID-19 pandemic because our workforce is classified as a Defense Industrial Base Essential Critical Infrastructure Workforce under the guidelines from the U.S. Department of Defense and an Essential Critical Infrastructure Workforce under the guidelines of the U.S. Department of Homeland Security, Cybersecurity and Infrastructure Security Agency. This is something that we are deeply humbled by and is a responsibility that we do not take lightly. Every day, but especially in light of tomorrow being the 19th anniversary of September 11th, we are reminded of the importance of our job to ensure the uninterrupted supply of our mission-critical products to our country's military, first responders and other essential workers, including healthcare facilities and hospitals.

Transcript: OCC – Q3 2020 Earnings Conference Call - 09/10/20 10:00 AM

This quarter, we have seen both the strength and resiliency of our offering as strong demand from certain customers has helped to partially offset those COVID-19 related reduced sales to customers in other industries. That said, while we continue to operate, we have experienced decreases in revenues in many of our markets, in particular, our specialty markets, causing production volumes and operations to continue to be negatively impacted due to the COVID-19 pandemic. As a result, our net sales for the third quarter of fiscal year 2020 decreased 21.5% compared to the same period last year. Sequentially, net sales decreased 8.2% in the third quarter compared to the second quarter of fiscal year 2020. Despite these headwinds, we've made important progress and are benefiting from cost reductions, efficiency improvements and enhanced production throughput at our Roanoke production facility.

We also made important progress strengthening our financial position by successfully refinancing our revolving credit facility with North Mill Capital during the third quarter of fiscal year 2020. The new revolver allows OCC up to a maximum aggregate principal amount of $18 million, with availability based on a working capital borrowing base calculation. This provides the Company with greater financial flexibility for our working capital needs.

OCC has a strong foundation and, as we have proven before, a resilient business model. Further, OCC continues to be uniquely positioned in our industry and we remain focused on operating as efficiently as possible while continuing to serve our customers. We are confident that our distinct competitive advantages, capabilities, and initiatives underway will facilitate future profitable growth, further strengthen our market positioning and ultimately enable OCC to successfully compete against our larger competitors both now and into the post-pandemic economic recovery in our markets.

And with that, I'll turn the call over to Tracy Smith, who will review in additional detail our second quarter of fiscal year 2020 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Thank you, Neil. Consolidated net sales for the third quarter of fiscal 2020 were $13.6 million, a decrease of 21.5% compared to net sales of $17.4 million for the third quarter of fiscal 2019. Net sales were negatively impacted during the third quarter of fiscal year 2020 due primarily to the economic effects of the COVID-19 pandemic.

Consolidated net sales for the first nine months of fiscal 2020 were $41.4 million, a decrease of 22% compared to net sales of $53.1 million for the same period last year. The decrease in net sales during the first nine months of fiscal 2020 was primarily the result of the number of large orders from one customer in the wireless carrier market in the first nine months of fiscal year 2019 that did not recur at the same levels in the first nine months of fiscal year 2020. Net sales to this customer decreased $5.6 million in the first nine months of fiscal year 2020. Historically, net sales to this customer have been volatile from quarter to quarter and from year to year. We also believe net sales during the first nine months of fiscal year 2020 were negatively impacted by the COVID-19 pandemic which ceased or significantly reduced operations of many businesses, including OCC customers and suppliers.

Turning to gross profit. Gross profit was $3.5 million in the third quarter of fiscal 2020 compared to $4.5 million in the third quarter of fiscal 2019. Gross profit margin, or gross profit as a percentage of net sales, was 25.5% in the third quarter of fiscal 2020 compared to 25.9% in the third quarter of fiscal 2019. Gross profit was $9.9 million in the first nine months of fiscal 2020 compared to $13.4 million in the first nine months of fiscal 2019. Gross profit margin, or gross profit as a percentage of net sales, was 23.9% in the first nine months of fiscal 2020 compared to 25.2% in the first nine months of fiscal 2019. Gross profit margins tend to be higher when the Company achieves higher net sales levels as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, was the primary factor putting downward pressure on gross profit margin during the third quarter and first nine months of fiscal year 2020, as fixed costs were spread over lower sales, offsetting cost reductions and significant production throughput and efficiency improvements achieved principally in the Company's Roanoke production facility.

SG&A expenses decreased approximately $858,000, or 15.8%, to $4.6 million during the third quarter of fiscal 2020 compared to $5.4 million for the same period last year. SG&A expenses as a percentage of net sales were 33.4% in the third quarter of fiscal 2020 compared to 31.2% in the third quarter of fiscal 2019. SG&A expenses decreased approximately $3 million, or 16.9%, to $14.9 million during the first nine months of fiscal 2020 compared to $18 million for the same period last year. SG&A expenses as a percentage of net sales were 36.1% in the first nine months of fiscal 2020 compared to 33.9% in the first nine months of fiscal 2019. The decrease in SG&A expenses during the third quarter and first nine months of fiscal 2020 compared to the same periods last year was primarily the result of decreases in employee related costs, including employee incentives and commissions and net reductions and other SG&A expenses as we focused on controlling costs. These decreases were partially offset by an increase in bad debt expense due to concerns about collectibility of certain customer accounts during this unprecedented pandemic environment.

Transcript: OCC – Q3 2020 Earnings Conference Call - 09/10/20 10:00 AM

OCC recorded a net loss of $1.4 million, or $0.20 per basic and diluted share, for the third quarter of fiscal 2020 compared to a net loss of $1.1 million, or $0.15 per basic and diluted share, for the third quarter of fiscal 2019. OCC recorded a net loss of $5.7 million, or $0.78 per basic and diluted share, for the first nine months of fiscal 2020 compared to a net loss of $5 million, or $0.68 per basic and diluted share, for the first nine months of fiscal 2019.

On July 24, 2020, OCC terminated its revolving credit note with Pinnacle Bank and, along with our wholly owned subsidiaries, entered into a loan and security agreement with North Mill Capital. As part of the refinancing transaction, OCC also entered into a revolving credit master promissory note with North Mill that provided up to a maximum aggregate principal amount of $18 million with availability based on a working capital borrowing base calculation.

As of July 31, 2020, we had outstanding borrowings of $4.6 million on our revolving credit note and $2.2 million in available credit. We also had outstanding loan balances of $5.2 million under our real estate term loans and $5 million on our PPP loan.

And with that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if you have any questions, we are happy to answer them. Maria, if you could please indicate the instructions for our participants to call in any questions they may have, I would appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) And I'm showing no questions at this time. I'd like to turn the floor back over to Neil Wilkin for any additional or closing remarks.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Maria. Aaron, we, of course, accept questions submitted in writing this morning prior to the call. I think we have received some questions. Could you go ahead and read those off and we'll respond to them, please?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher – IR

Yes. We have received a few questions. The first one is, did OCC hire a new compensation consultant in 2020?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Short answer is no. As you all know, the independent compensation committee is who hires and utilizes a compensation consultant to assist them in setting CEO and CFO compensation. We use the same consultant that the compensation committee uses to provide data that we use in setting compensation levels for the remaining members of the leadership team. The compensation consultant we're currently using is still the same one that the compensation committee has used in the past. They do periodically consult with others and evaluate that, and that's been done within the last couple of years, but there has not been a change and OCC, as always, focuses on the design and compensation structures across the entire Company that provides proper incentives based on hitting performance targets. If you have some more questions about that, we describe a little bit in our Proxy Statements how we view compensation, how the compensation committee views compensation, and that should be a helpful reference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Next question, does David Goode have a role with the Company yet?

Transcript: OCC – Q3 2020 Earnings Conference Call - 09/10/20 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

No, other than as an investor in the Company. David Goode is a native of Roanoke. And of course, as the former Chairman and President of Norfolk Southern, he's always expressed an interest in Roanoke as a region even when he left Roanoke. And has expressed an interest in OCC, and we're proud to say that he's a shareholder and appreciate his investment.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Do you expect to generate significant royalty income over the next several years?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy, do you want to take this one?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Sure. We continue to place importance on our new product development and using patents to protect our innovations. We don't currently have licenses that are generating significant royalty income at this time. While we don't expect royalties to be a meaningful revenue stream in the near term, at this time, I can't say whether it will become an increased source of revenue over the long term. We have been granted patents related to certain CAT 8 enabling technology for connectors, which we believe will have future value for OCC and our products and possibly could generate license royalty revenue in the future.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Last question. Do you have a time line on when you will repurchase stock?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Do you want to take that one, Tracy?

Tracy G. Smith - Optical Cable Corporation - Senior VP, CFO & Corporate Secretary

Sure. As is going to be noted in our 10-Q, which we expect to file later today, until future notice, the Company has suspended repurchases and has no current plans to repurchase or retire shares. Given the current market environment, including the uncertainty created by COVID-19, we really can't speculate about continuing our repurchase program right now.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

That's it on the submitted questions.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Well, thank you, Aaron. I would like to thank everyone for listening to our third quarter conference call today. As always, we appreciate your time and your interest in Optical Cable Corporation. Hope you and your families continue to be safe. And we thank you for your time today.

Operator

Thank you, ladies and gentlemen. This does conclude today's conference call. You may now disconnect, and have a wonderful day.